Exhibit 99.1
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   Investors:                                     Media:
   ImClone Systems Incorporated                   Abernathy MacGregor
   Andrea F. Rabney                               Andrew Merrill or David Pitts
   (646) 638-5058                                 (212) 371-5999
   Stefania A. Bethlen
   (646) 638-5046

   For Immediate Release
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    IMCLONE SYSTEMS TO DELAY ANNOUNCEMENT OF 2002 FOURTH QUARTER AND YEAR END
                 FINANCIAL RESULTS AND FILING OF FORM 10-K UNTIL
                          COMPLETION OF INTERNAL REVIEW

   New York, NY - April 9, 2003 -- ImClone Systems Incorporated (Nasdaq: IMCL) announced today that the review and public announcement of its fourth quarter and 2002 financial results as well as the filing of its annual report on Form 10-K will be delayed beyond April 15, 2003. This additional delay is due to the inability to finalize the Company's audited financial statements pending completion of an ongoing internal review. The Company will announce its financial results and file its annual report on Form 10-K upon completion of this review.

   In its press release issued on March 31, 2003, the Company said that it was reviewing options and warrants to determine the extent of withholding tax liabilities associated with the exercise of those warrants and options which were held by current and former officers, directors and employees. In its preliminary internal review, the Company has determined that it has incurred tax liabilities as a result of not having withheld taxes on the exercise of certain options as well as warrants issued prior to 1995. In addition, the Company failed to comply with tax reporting requirements with respect to the exercise of these warrants. The Audit Committee of the Board of Directors is reviewing the circumstances surrounding these events.

   The Company has received a request from the SEC for documents and information relating to this matter and intends to cooperate fully with this SEC inquiry.

   The Company continues to believe that the total amount to be reflected on its balance sheet relating to these matters could be up to $60 million, exclusive of penalties and interest. The actual amount of this liability and the amount ultimately charged against earnings will be determined by the ongoing review and will be reduced by amounts paid by the recipients of warrants in respect of their personal tax liabilities.


   About ImClone Systems Incorporated

   ImClone Systems Incorporated is committed to advancing oncology care by developing a portfolio of targeted biologic treatments, designed to address the medical needs of patients with cancer. The Company's three programs include growth factor blockers, angiogenesis inhibitors and cancer vaccines. ImClone Systems' strategy is to become a fully integrated biopharmaceutical company, taking its development programs from the research stage to the market. ImClone Systems is headquartered in New York City with additional administration, manufacturing and laboratory facilities in Somerville, New Jersey and Brooklyn, New York.

   The matters discussed in this news release may include forward-looking statements which involve potential risks and uncertainties. Important factors that may cause actual results to differ materially include, but are not limited to, the risks and uncertainties associated with completing pre-clinical and clinical trials of the company's compounds that demonstrate such compounds' safety and effectiveness; obtaining additional financing to support the company's operations; obtaining and maintaining regulatory approval for such compounds and complying with other governmental regulations applicable to the company's business; obtaining the raw materials necessary in the development of such compounds; consummating and maintaining collaborative arrangements with corporate partners for product development; achieving milestones under collaborative arrangements with corporate partners; developing the capacity to manufacture, market and sell the company's products, either directly or with collaborative partners; developing market demand for and acceptance of such products; competing effectively with other pharmaceutical and biotechnological products; obtaining adequate reimbursement from third party payers; attracting and retaining key personnel; legal costs and the outcome of outstanding legal proceedings and investigations; obtaining patent protection for discoveries and risks associated with commercial limitations imposed by patents owned or controlled by third parties. The company does not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.